UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2008

PURE BIOFUELS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-50903	47-0930829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9440 Little Santa Monica Blvd., Suite 401 Beverly Hills, CA	90210
(Address of Principal Executive Offices)	(Zip Code)

1-310-402-5916
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See disclosure under Item 2.03 of this report, which is incorporated by reference in this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 18, 2008, the Company, as Guarantor, entered into a Second Amendment to Loan Documents (the “Amendment”) with Pure Biofuels Del Peru S.A.C. and Palma Industrial S.A.C., each a 99.9% owned subsidiary of the Company (the “Borrowers”), Plainfield Special Situations Master Fund Limited, as the Lender and Administrative Agent (“Plainfield” or the “Administrative Agent”) and the other credit parties thereto. The Amendment amends the loan agreement (the “Loan Agreement”) and certain related documents (together with the Loan Agreement, the “Loan Documents”) entered into by the Company, the Borrowers and Plainfield on September 12, 2007 as amended by an amendment executed on March 13, 2008.

Pursuant to the terms of the Amendment, available borrowings under the Loan Agreement were increased by $17,346,939, such that the maximum aggregate principal amount of loans available under the Loan Agreement is $37,346,939. Prior to the execution of the Amendment, the Company had borrowed $20,000,000 under the Loan Agreement. On April 18, 2008, the Company borrowed an additional $4,413,265.

Also pursuant to the Amendment, interest under the Loan Agreement from and including March 12, 2008 to but excluding October 1, 2008, shall accrue and be due and payable in four equal installments to be paid on October 1, 2008, November 1, 2008, December 1, 2008 and January 1, 2009.

Obligations under the Loan Agreement are secured by liens on substantially all of the assets of the Company, the Borrowers and each of the Borrowers’ subsidiaries. However, pursuant to the Amendment, Plainfield agreed to release any liens or security interests on inventory (including raw materials, finished product, byproducts and inventory in process) and accounts receivable and the proceeds therefrom of the Borrowers.

Under the terms of the Amendment, the Company and the Borrowers agreed to (1) implement a trust arrangement with respect to the Collateral (as defined in the Loan Agreement) within 120 days of the effective date of the Amendment, (2) if requested by Plainfield and/or Plainfield Peru I LLC and Plainfield Peru II LLC, affiliates of Plainfield (collectively, the “Purchaser”), recapitalize the debt and equity structure of the Borrowers and the other Credit Parties (as defined in the Loan Agreement) in order to cause the reduction of the amount outstanding under the Convertible Notes (as defined in the Loan Agreement), including, if requested by the Purchaser and/or Plainfield, any collateral secured pursuant to the Convertible Note Documents (as defined in the Loan Agreement) and/or the Amendment) and an increase in the amount outstanding under the Loans in a manner satisfactory to the Administrative Agent within 90 days of such request, (3) if requested by Plainfield and/or the Purchaser, have the Company issue warrants to Plainfield to purchase an amount of shares of the Company’s common stock in an amount when exercised equal to $17,346,939 divided by an exercise price per share of the Company’s common stock to be determined but no greater than $0.30 (the “Warrant Issuance”) and in connection with the Warrant Issuance there will be grants of certain equity to management based on performance measures to be mutually agreed upon by the Company and Plainfield within 90 days of such request, and (4) amend the Company’s articles of incorporation to increase its authorized common stock in an amount sufficient to support the issuance of the common stock underlying the Warrant Issuance (the “Stock Authorization Amendment”) within 90 days of such request (or 120 days if the Securities and Exchange Commission reviews the preliminary proxy filed in connection therewith).

Upon the closing of the Loan Amendment, Plainfield and its affiliates will own (1) 11,650,000 shares of the Company’s common stock; (2) warrants exercisable into 59,227,517 shares of the Company’s common stock at an exercise price of approximately $0.30 per share and (3) $15,610,000 aggregate principal amount of notes convertible into 52,033,333 shares of the Company’s common stock at a conversion price of $0.30. If the Warrant Issuance were completed, Plainfield and its affiliates would also own warrants to purchase an amount of shares of the Company’s common stock equal to $17,346,939 at a maximum conversion price of $0.30, or a minimum of 57,823,130 shares. Plainfield is the sole lender and administrative agent under the Loan Agreement. In addition, two of the Company’s five current directors, including the Chairman of the Board, are affiliates of Plainfield and Plainfield has the right to designate up to a total of three directors to the Company’s Board of Directors, which the Company has agreed will consist of no more than six directors.

A copy of the Amendment is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

See disclosure under Item 2.03 of this report, which is incorporated by reference in this Item 3.02.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

d)	Exhibits

10.1
Second Amendment to Loan Documents, dated as of April 18, 2008, among Pure Biofuels Corp., Pure Biofuels del Peru S.A.C. and Palma Industrial S.A.C. Plainfield Special Situations Master Fund Limited and the other Credit Parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 24, 2008	PURE BIOFUELS CORP.

	By:	/s/ Luis Goyzueta
Luis Goyzueta Chief Executive Officer and Director